Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

FIRST QUARTER 2024 RESULTS;

DECLARES PREFERRED AND INCREASED COMMON DIVIDENDS

Englewood Cliffs, N.J., April 25, 2024 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $15.7 million for the first quarter of 2024 compared with $17.8 million for the fourth quarter of 2023 and $23.4 million for the first quarter of 2023. Diluted earnings per share were $0.41 for the first quarter of 2024 compared with $0.46 for the fourth quarter of 2023 and $0.59 for the first quarter of 2023.

The decrease in net income available to common stockholders and diluted earnings per share from the fourth quarter of 2023 was primarily due to a $1.5 million decrease in net interest income, a $1.3 million increase to the provision for credit losses, and a $0.4 million decrease in noninterest income, partially offset by a $0.3 million decrease in income tax expense and a $0.8 million decrease in noninterest expenses. The decrease in net income available to common stockholders from the first quarter of 2023 was primarily due to a $6.8 million decrease in net interest income, a $3.0 million increase in the provision for credit losses, and a $2.2 million increase in noninterest expenses, partially offset by a $3.2 million decrease in income tax expense and a $1.1 million increase in noninterest income.

Pre-tax, pre-provision net revenue (“PPNR”) as a percent of average assets was 1.10%, 1.15% and 1.46% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.

“ConnectOne moved through the first quarter laser-focused on furthering our relationship-banking model, despite the challenging backdrop. Our team seized opportunities to expand our client base, strengthen our team by adding top-performing talent all while building into new markets.” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer.

“In the first quarter, our team increased client deposit balances  sequentially by an annualized 3.2%, driven by 9.9% annualized noninterest-bearing demand deposit growth. Loan balances were down sequentially by an annualized 2.3%, primarily a result of intentionally lower multifamily and other commercial real estate balances, contributing to both a lower loan-to-deposit ratio and lower commercial real estate concentration.” Mr. Sorrentino added, “For the first quarter, while our net interest margin (“NIM”) compressed sequentially by seven basis points,  we are already today seeing a gradual expansion of the NIM, even ahead of potential Fed rate cuts.”

“Meanwhile, our tangible common equity ratio remained flat at 9.25%, notwithstanding the repurchase of 282,370 shares during the quarter, and our tangible book value per share increased to $23.26. We’re also pleased to announce a 5.9% increase in our quarterly common stock cash dividend to $0.18, reflecting our ongoing commitment to maximize shareholder value.”

Dividend Declarations

The Company announced that its Board of Directors declared an increased quarterly cash dividend on its common stock and declared a cash dividend on its outstanding preferred stock.

A cash dividend on common stock of $0.18 per share, reflecting a 5.9% sequential increase, will be paid on June 3, 2024, to common stockholders of record on May 15, 2024. A dividend of $0.328125 per depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on June 3, 2024 to preferred stockholders of record on May 15, 2024.

Operating Results

Fully taxable equivalent net interest income for the first quarter of 2024 was $61.1 million, a decrease of $1.5 million, or 2.4%, from the fourth quarter of 2023 due to a seven basis-point contraction in the net interest margin to 2.64% from 2.71%, partially offset by a $151.1 million, or 1.6%, increase in average interest-earning assets. The net interest margin contraction was primarily due to a nine basis-point increase in the average cost of deposits, including noninterest-bearing demand, to 3.23%, and an increase in average cash and cash equivalents of $84.0 million, partially offset by a one basis-point increase in the loan portfolio yield to 5.82%. The increase in average interest-earning assets from the fourth quarter of 2023 was primarily attributable to the aforementioned $84.0 million increase in average cash and cash equivalents and a $64.5 million increase in average loans.

Fully taxable equivalent net interest income for the first quarter of 2024 decreased by $6.7 million, or 9.9%, from the first quarter of 2023. The decrease from the first quarter of 2023 resulted primarily from a 36 basis-point decrease in the net interest margin to 2.64% from 3.00%, partially offset by a $149.1 million, or 1.6%, increase in average interest-earning assets. The contraction of the net interest margin for the first quarter of 2024 when compared to the first quarter of 2023 was primarily attributable to a 103 basis-point increase in the average costs of deposits, including noninterest-bearing deposits, partially offset by a 47 basis-point increase in the loan portfolio yield.

Noninterest income was $3.9 million in the first quarter of 2024, $4.2 million in the fourth quarter of 2023 and $2.8 million in the first quarter of 2023. Included in noninterest income were net gains (losses) on equity securities of $0.1 million, $0.6 million, and $(0.2) million for the first quarter of 2024, fourth quarter of 2023 and first quarter of 2023, respectively. Excluding the equity securities gains (losses), adjusted noninterest income was $3.8 million, $3.7 million, and $3.0 million for the first quarter of 2024, fourth quarter of 2023 and first quarter of 2023, respectively. The $0.1 million increase in adjusted noninterest income for the first quarter of 2024 when compared to the fourth quarter of 2023 was primarily due to a $0.1 million increase in deposit, loan, and other income. The $0.8 million increase in adjusted noninterest income for the first quarter of 2024 when compared to the first quarter of 2023 was primarily due to an increase in net gains on loans held-for-sale, primarily SBA, of $0.5 million, an increase in deposit, loan, and other income of $0.2 million and an increase in BOLI income of $0.1 million.

Noninterest expenses totaled $37.1 million for the first quarter of 2024, $37.8 million for the fourth quarter of 2023 and $34.9 million for the first quarter of 2023. Included in noninterest expenses for the fourth quarter of 2023 was a $2.1 million FDIC special assessment. Excluding the assessment, adjusted noninterest expenses totaled $35.7 million for the fourth quarter of 2023. Noninterest expenses for the first quarter of 2024 increased by $1.3 million when compared to the adjusted noninterest expenses for the fourth quarter of 2023. The increase was primarily attributable to increases in marketing and advertising of $0.4 million, occupancy and equipment of $0.3 million, professional and consulting of $0.3 million, information and technology communications of $0.2 million, and salaries and employee benefits of $0.1 million. Noninterest expenses for the first quarter of 2024 increased by $2.2 million when compared to the first quarter of 2023. The increase was primarily attributable to increases in information technology and communications of $1.3 million, FDIC insurance of $0.9 million, and occupancy and equipment of $0.3 million, partially offset by decreases in professional and consulting of $0.2 million and salaries and employee benefits of $0.1 million. The increases in information technology and communications when compared to the fourth quarter of 2023 and the first quarter of 2023 are attributable to additional investments in technology, equipment, and software. The increase in FDIC insurance expense when compared to the first quarter of 2023 is primarily attributable to balance sheet growth and a two-basis point increase in the Bank’s initial base rate. The increase in salaries and employee benefits when compared to the prior year quarter was primarily attributable to new hires and seasonal increases in payroll taxes.

Income tax expense was $5.9 million for the first quarter of 2024, $6.2 million for the fourth quarter of 2023 and $9.1 million for the first quarter of 2023. The effective tax rates for the first quarter of 2024, fourth quarter of 2023 and first quarter of 2023 were 25.5%, 24.4% and 26.7%, respectively.

Asset Quality

The provision for credit losses was $4.0 million for the first quarter of 2024, $2.7 million for the fourth quarter of 2023 and $1.0 million for the first quarter of 2023. The increase in the current quarter’s provision for credit losses from the fourth quarter of 2023 reflected increases in changes in macroeconomic forecasts, qualitative factors and specific reserves.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $47.4 million as of March 31, 2024, $52.5 million as of December 31, 2023 and $47.7 million as of March 31, 2023. Nonperforming assets as a percentage of total assets were 0.48% as of March 31, 2024, 0.53% as of December 31, 2023 and 0.48% as of March 31, 2023. The ratio of nonaccrual loans to loans receivable was 0.57%, 0.63% and 0.59%, as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively. As of March 31, 2024, one loan for $23.6 million was past due more than 90 days and still accruing; the loan is well-secured at a loan-to-value ratio of approximately 60% and is in the process of collection. The annualized net loan charge-offs ratio was 0.15% for the first quarter of 2024, 0.43% for the fourth quarter of 2023 and 0.22% for the first quarter of 2023. The allowance for credit losses represented 1.00%, 0.98%, and 1.07% of loans receivable as of March 31, 2024, December 31, 2023, and March 31, 2023, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 174.7% as of March 31, 2024, 156.1% as of December 31, 2023 and 182.5% as of March 31, 2023.

Criticized and classified loans as a percentage of total loans decreased to 1.30% as of March 31, 2024 versus 1.35% as of December 31, 2023 and 1.74% as of March 31, 2023. Loans delinquent 30 to 89 days were 0.04% of loans as of March 31, 2024 down from 0.30% as of December 31, 2023 and 0.17% as of March 31, 2023.

Selected Balance Sheet Items

The Company’s total assets were $9.854 billion as of March 31, 2024, compared to $9.856 billion as of December 31, 2023.  Loans receivable was $8.298 billion as of March 31, 2024 and $8.345 billion as of December 31, 2023. Total deposits were $7.589 billion as of March 31, 2024 and $7.536 billion as of December 31, 2023.

The Company’s total stockholders’ equity was $1.217 billion at both March 31, 2024 and December 31, 2023. Retained earnings increased by approximately $9 million and was offset by increases in treasury stock of $6 million and increases in accumulated other comprehensive loss of $3 million. As of March 31, 2024, the Company’s tangible common equity ratio and tangible book value per share were 9.25% and $23.26, respectively, compared to 9.25% and $23.14, respectively, as of December 31, 2023. Total goodwill and other intangible assets were $213.9 million as of March 31, 2024, and $214.2 million as of December 31, 2023.

Share Repurchase Program

During the first quarter of 2024, the Company repurchased 282,370 shares of common stock at an average price of $20.24, leaving 641,118 shares authorized for repurchase under the current Board approved repurchase program. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and the plan may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

First Quarter 2024 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on April 25, 2024 to review the Company's financial performance and operating results. The conference call dial-in number is 1-646-307-1963, access code 6725677. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, April 25, 2024 and ending on Thursday, May 2, 2024 by dialing 1-647-362-9199, access code 6725677. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MWW

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
	(unaudited)
ASSETS
Cash and due from banks	$45,322	$61,421	$58,063
Interest-bearing deposits with banks	232,261	181,293	504,353
Cash and cash equivalents	277,583	242,714	562,416

Investment securities	619,397	617,162	629,001
Equity securities	19,457	18,564	18,025

Loans held-for-sale	-	-	11,197

Loans receivable	8,297,957	8,345,145	8,132,119
Less: Allowance for credit losses - loans	82,869	81,974	87,002
Net loans receivable	8,215,088	8,263,171	8,045,117

Investment in restricted stock, at cost	48,931	51,457	46,379
Bank premises and equipment, net	29,827	30,779	29,603
Accrued interest receivable	49,731	49,108	46,301
Bank owned life insurance	239,308	237,644	232,859
Right of use operating lease assets	11,725	12,007	9,541
Goodwill	208,372	208,372	208,372
Core deposit intangibles	5,553	5,874	6,940
Other assets	128,992	118,751	114,716
Total assets	$9,853,964	$9,855,603	$9,960,467

LIABILITIES
Deposits:
Noninterest-bearing	$1,290,523	$1,259,364	$1,345,265
Interest-bearing	6,298,131	6,276,838	6,407,911
Total deposits	7,588,654	7,536,202	7,753,176
Borrowings	877,568	933,579	852,611
Subordinated debentures, net	79,566	79,439	79,060
Operating lease liabilities	12,843	13,171	10,717
Other liabilities	78,724	76,592	73,933
Total liabilities	8,637,355	8,638,983	8,769,497

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	32,866	33,182	31,350
Retained earnings	600,118	590,970	553,261
Treasury stock	(76,116)	(70,296)	(57,652)
Accumulated other comprehensive loss	(38,132)	(35,109)	(33,862)
Total stockholders' equity	1,216,609	1,216,620	1,190,970
Total liabilities and stockholders' equity	$9,853,964	$9,855,603	$9,960,467

CONNECTONE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except for per share data)

	Three Months Ended
	03/31/24	12/31/23	03/31/23
Interest income
Interest and fees on loans	$120,088	$120,636	$106,903
Interest and dividends on investment securities:
Taxable	4,334	4,280	4,229
Tax-exempt	1,154	1,166	1,092
Dividends	1,125	912	898
Interest on federal funds sold and other short-term investments	2,906	1,963	2,975
Total interest income	129,607	128,957	116,097
Interest expense
Deposits	60,407	59,332	40,087
Borrowings	8,900	7,803	8,926
Total interest expense	69,307	67,135	49,013

Net interest income	60,300	61,822	67,084
Provision for credit losses	4,000	2,700	1,000
Net interest income after provision for credit losses	56,300	59,122	66,084

Noninterest income
Deposit, loan and other income	1,592	1,545	1,403
Income on bank owned life insurance	1,664	1,635	1,531
Net gains on sale of loans held-for-sale	506	472	49
Net gains (losses) on equity securities	86	557	(191)
Total noninterest income	3,848	4,209	2,792

Noninterest expenses
Salaries and employee benefits	22,131	22,010	22,236
Occupancy and equipment	3,009	2,708	2,761
FDIC insurance	1,800	3,900	950
Professional and consulting	1,928	1,587	2,194
Marketing and advertising	677	323	532
Information technology and communications	4,389	4,148	3,061
Amortization of core deposit intangibles	321	348	372
Other expenses	2,810	2,821	2,764
Total noninterest expenses	37,065	37,845	34,870

Income before income tax expense	23,083	25,486	34,006
Income tax expense	5,878	6,213	9,077
Net income	17,205	19,273	24,929
Preferred dividends	1,509	1,509	1,509
Net income available to common stockholders	$15,696	$17,764	$23,420

Earnings per common share:
Basic	$0.41	$0.46	$0.60
Diluted	0.41	0.46	0.59

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.

SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2024	2023	2023	2023	2023
	(dollars in thousands)
Selected Financial Data
Total assets	$9,853,964	$9,855,603	$9,678,885	$9,723,963	$9,960,467
Loans receivable:
Commercial	$1,561,063	$1,564,768	$1,464,479	$1,462,245	$1,403,865
Commercial real estate	3,333,488	3,342,603	3,288,704	3,237,559	3,245,990
Multifamily	2,507,893	2,566,904	2,559,927	2,604,230	2,600,251
Commercial construction	646,593	620,496	622,748	596,362	630,469
Residential	254,214	256,041	251,416	254,405	259,166
Consumer	850	1,029	936	1,416	1,435
Gross loans	8,304,101	8,351,841	8,188,210	8,156,217	8,141,176
Net deferred loan fees	(6,144)	(6,696)	(7,101)	(7,677)	(9,057)
Loans receivable	8,297,957	8,345,145	8,181,109	8,148,540	8,132,119
Loans held-for-sale	-	-	-	1,089	11,197
Total loans	$8,297,957	$8,345,145	$8,181,109	$8,149,629	$8,143,316

Investment and equity securities	$638,854	$635,726	$599,544	$630,769	$647,026
Goodwill and other intangible assets	213,925	214,246	214,594	214,941	215,312
Deposits:
Noninterest-bearing demand	$1,290,523	$1,259,364	$1,224,125	$1,356,293	$1,345,265
Time deposits	2,623,391	2,531,371	2,522,210	2,621,148	2,706,662
Other interest-bearing deposits	3,674,740	3,745,467	3,692,160	3,560,856	3,701,249
Total deposits	$7,588,654	$7,536,202	$7,438,495	$7,538,297	$7,753,176

Borrowings	$877,568	$933,579	$887,590	$827,601	$852,611
Subordinated debentures (net of debt issuance costs)	79,566	79,439	79,313	79,187	79,060
Total stockholders' equity	1,216,609	1,216,620	1,188,154	1,199,397	1,190,970

Quarterly Average Balances
Total assets	$9,860,753	$9,690,746	$9,625,625	$9,765,582	$9,700,530
Loans receivable:
Commercial (including PPP loans)	$1,552,360	$1,510,634	$1,471,006	$1,427,153	$1,442,180
Commercial real estate (including multifamily)	5,890,853	5,874,854	5,821,794	5,847,147	5,813,388
Commercial construction	637,993	630,468	625,640	611,492	606,214
Residential	252,965	253,200	253,114	256,924	261,560
Consumer	5,091	6,006	4,972	6,733	3,894
Gross loans	8,339,262	8,275,162	8,176,526	8,149,449	8,127,236
Net deferred loan fees	(6,533)	(6,894)	(7,387)	(8,591)	(9,664)
Loans receivable	8,332,729	8,268,268	8,169,139	8,140,858	8,117,572
Loans held-for-sale	99	31	171	8,516	13,463
Total loans	$8,332,828	$8,268,299	$8,169,310	$8,149,374	$8,131,035

Investment and equity securities	$633,270	$602,287	$628,429	$642,915	$649,744
Goodwill and other intangible assets	214,133	214,472	214,822	215,182	215,556
Deposits:
Noninterest-bearing demand	$1,254,201	$1,248,132	$1,275,325	$1,347,268	$1,451,654
Time deposits	2,567,767	2,495,091	2,606,122	2,658,673	2,357,332
Other interest-bearing deposits	3,696,374	3,747,093	3,723,561	3,640,939	3,565,904
Total deposits	$7,518,342	$7,490,316	$7,605,008	$7,646,880	$7,374,890

Borrowings	$947,003	$823,123	$651,112	$756,303	$941,266
Subordinated debentures (net of debt issuance costs)	79,483	79,356	79,230	79,104	103,637
Total stockholders' equity	1,220,818	1,198,389	1,202,647	1,197,043	1,191,216

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2024	2023	2023	2023	2023
	(dollars in thousands, except for per share data)
Net interest income	$60,300	$61,822	$62,357	$63,843	$67,084
Provision for credit losses	4,000	2,700	1,500	3,000	1,000
Net interest income after provision for credit losses	56,300	59,122	60,857	60,843	66,084
Noninterest income
Deposit, loan and other income	1,592	1,545	1,605	1,545	1,403
Income on bank owned life insurance	1,664	1,635	1,597	1,553	1,531
Net gains on sale of loans held-for-sale	506	472	633	550	49
Net gains (losses) on equity securities	86	557	(273)	(210)	(191)
Total noninterest income	3,848	4,209	3,562	3,438	2,792
Noninterest expenses
Salaries and employee benefits	22,131	22,010	22,251	21,726	22,236
Occupancy and equipment	3,009	2,708	2,738	2,677	2,761
FDIC insurance	1,800	1,800	1,800	1,715	950
Professional and consulting	1,928	1,587	1,834	1,932	2,194
Marketing and advertising	677	323	554	556	532
Information technology and communications	4,389	4,148	3,487	3,644	3,061
Amortization of core deposit intangible	321	348	347	371	372
Other expenses	2,810	2,821	2,773	2,829	2,764
Total noninterest expenses (excluding FDIC special assessment)	37,065	35,745	35,784	35,450	34,870

FDIC special assessment	-	2,100	-	-	-
Total noninterest expenses	37,065	37,845	35,784	35,450	34,870

Income before income tax expense	23,083	25,486	28,635	28,831	34,006
Income tax expense	5,878	6,213	7,228	7,437	9,077
Net income	17,205	19,273	21,407	21,394	24,929
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income available to common stockholders	$15,696	$17,764	$19,898	$19,885	$23,420

Weighted average diluted common shares outstanding	38,511,747	38,651,391	38,829,681	39,016,839	39,300,733
Diluted EPS	$0.41	$0.46	$0.51	$0.51	$0.59

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$17,205	$19,273	$21,407	$21,394	$24,929
Income tax expense	5,878	6,213	7,228	7,437	9,077
Provision for credit losses	4,000	2,700	1,500	3,000	1,000
Pre-tax and pre-provision net revenue	$27,083	$28,186	$30,135	$31,831	$35,006

Return on Assets Measures
Average assets	$9,860,753	$9,690,746	$9,625,625	$9,765,582	$9,700,530
Return on avg. assets	0.70%	0.79%	0.88%	0.88%	1.04%
Return on avg. assets (pre-tax and pre-provision)	1.10	1.15	1.24	1.31	1.46

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2024	2023	2023	2023	2023
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,220,818	$1,198,389	$1,202,647	$1,197,043	$1,191,216
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,109,891	$1,087,462	$1,091,720	$1,086,116	$1,080,289
Less: average intangible assets	(214,133)	(214,472)	(214,822)	(215,182)	(215,556)
Average tangible common equity	$895,758	$872,990	$876,898	$870,934	$864,733

Return on avg. common equity (GAAP)	5.69%	6.48%	7.23%	7.34%	8.79%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	7.15	8.18	9.11	9.28	11.11
Return on avg. tangible common equity (pre-tax and pre-provision)	12.26	12.92	13.74	14.78	16.54

Efficiency Measures
Total noninterest expenses	$37,065	$37,845	$35,784	$35,450	$34,870
Amortization of core deposit intangibles	(321)	(348)	(347)	(371)	(372)
FDIC special assessment	-	(2,100)	-	-	-
Operating noninterest expense	$36,744	$35,397	$35,437	$35,079	$34,498

Net interest income (tax equivalent basis)	$61,111	$62,627	$63,208	$64,627	$67,828
Noninterest income	3,848	4,209	3,562	3,438	2,792
Net (gains) losses on equity securities	(86)	(557)	273	210	191
Operating revenue	$64,873	$66,279	$67,043	$68,275	$70,811

Operating efficiency ratio (non-GAAP) (2)	56.6%	53.4%	52.9%	51.4%	48.7%

Net Interest Margin
Average interest-earning assets	$9,323,291	$9,172,165	$9,089,431	$9,228,079	$9,174,167
Net interest income (tax equivalent basis)	61,111	62,627	63,208	64,627	67,828
Net interest margin (GAAP)	2.64%	2.71%	2.76%	2.81%	3.00%

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.

(2) Operating noninterest expense divided by operating revenue.

	As of
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2024	2023	2023	2023	2023
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,216,609	$1,216,620	$1,188,154	$1,199,397	$1,190,970
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,105,682	$1,105,693	$1,077,227	$1,088,470	$1,080,043
Less: intangible assets	(213,925)	(214,246)	(214,594)	(214,941)	(215,312)
Tangible common equity	$891,757	$891,447	$862,633	$873,529	$864,731

Total assets	$9,853,964	$9,855,603	$9,678,885	$9,723,963	$9,960,467
Less: intangible assets	(213,925)	(214,246)	(214,594)	(214,941)	(215,312)
Tangible assets	$9,640,039	$9,641,357	$9,464,291	$9,509,022	$9,745,155

Common shares outstanding	38,333,053	38,519,770	38,621,970	38,966,652	39,179,051

Common equity ratio (GAAP)	11.22%	11.22%	11.13%	11.19%	10.84%
Tangible common equity ratio (non-GAAP) (3)	9.25	9.25	9.11	9.19	8.87

Regulatory capital ratios (Bancorp):
Leverage ratio	10.73%	10.86%	10.86%	10.62%	10.60%
Common equity Tier 1 risk-based ratio	10.69	10.62	10.64	10.55	10.55
Risk-based Tier 1 capital ratio	12.03	11.95	11.98	11.90	11.92
Risk-based total capital ratio	13.88	13.77	13.90	13.83	13.85

Regulatory capital ratios (Bank):
Leverage ratio	11.10%	11.20%	11.23%	10.95%	10.62%
Common equity Tier 1 risk-based ratio	12.43	12.31	12.38	12.26	11.92
Risk-based Tier 1 capital ratio	12.43	12.31	12.38	12.26	11.92
Risk-based total capital ratio	13.41	13.28	13.43	13.33	13.27

Book value per share (GAAP)	$28.84	$28.70	$27.89	$27.93	$27.57
Tangible book value per share (non-GAAP) (4)	23.26	23.14	22.34	22.42	22.07

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$3,185	$8,960	$2,487	$1,118	$4,484
Recoveries	(23)	-	(8)	(76)	(1)
Net loan charge-offs	$3,162	$8,960	$2,479	$1,042	$4,483
Net loan charge-offs as a % of average loans receivable (annualized)	0.15%	0.43%	0.12%	0.05%	0.22%

Asset Quality
Nonaccrual loans	$47,438	$52,524	$56,059	$51,496	$47,667
Other real estate owned	-	-	-	-	-
Nonperforming assets	$47,438	$52,524	$56,059	$51,496	$47,667

Allowance for credit losses - loans ("ACL")	$82,869	$81,974	$88,230	$89,205	$87,002
Loans receivable	8,297,957	8,345,145	8,181,109	8,148,540	8,132,119

Nonaccrual loans as a % of loans receivable	0.57%	0.63%	0.69%	0.63%	0.59%
Nonperforming assets as a % of total assets	0.48	0.53	0.58	0.53	0.48
ACL as a % of loans receivable	1.00	0.98	1.08	1.09	1.07
ACL as a % of nonaccrual loans	174.7	156.1	157.4	173.2	182.5

(3) Tangible common equity divided by tangible assets

(4) Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(dollars in thousands)

	For the Quarter Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$720,303	$5,794	3.24%	$723,433	$5,757	3.16%	$732,929	$5,620	3.11%
Loans receivable and loans held-for-sale (2) (3) (4)	8,332,828	120,592	5.82	8,268,299	121,130	5.81	8,131,035	107,348	5.35
Federal funds sold and interest-
bearing deposits with banks	218,212	2,906	5.36	134,168	1,963	5.80	260,297	2,975	4.64
Restricted investment in bank stock	51,948	1,126	8.72	46,265	912	7.82	49,906	898	7.30
Total interest-earning assets	$9,323,291	130,418	5.63	$9,172,165	129,762	5.61	9,174,167	116,841	5.17
Allowance for credit losses	(84,005)			(88,861)			(90,182)
Noninterest-earning assets	621,467			607,442			616,545
Total assets	$9,860,753			$9,690,746			$9,700,530

Interest-bearing liabilities:
Time deposits	2,567,767	28,038	4.39	2,495,091	26,486	4.21	$2,357,332	17,267	2.97
Other interest-bearing deposits	3,696,374	32,369	3.52	3,747,093	32,846	3.48	3,565,904	22,820	2.60
Total interest-bearing deposits	6,264,141	60,407	3.88	6,242,184	59,332	3.77	5,923,236	40,087	2.74

Borrowings	947,003	7,567	3.21	832,123	6,467	3.08	941,266	7,322	3.15
Subordinated debentures, net	79,483	1,311	6.63	79,356	1,313	6.56	103,638	1,579	6.18
Finance lease	1,483	22	5.97	1,546	23	5.90	1,714	25	5.92
Total interest-bearing liabilities	7,292,110	69,307	3.82	7,155,209	67,135	3.72	6,969,854	49,013	2.85

Noninterest-bearing demand deposits	1,254,201			1,248,132			1,451,654
Other liabilities	93,624			98,016			87,807
Total noninterest-bearing liabilities	1,347,825			1,346,148			1,539,461
Stockholders' equity	1,220,818			1,198,389			1,191,215
Total liabilities and stockholders' equity	$9,860,753			$9,699,746			$9,700,530

Net interest income (tax equivalent basis)		61,111			62,627			67,828
Net interest spread (5)			1.80%			1.89%			2.31%

Net interest margin (6)			2.64%			2.71%			3.00%

Tax equivalent adjustment		(811)			(805)			(744)
Net interest income		$60,300			$61,822			$67,084

(1) Average balances are calculated on amortized cost.

(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.

(3) Includes loan fee income.

(4) Loans include nonaccrual loans.

(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.

(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.

(7) Rates are annualized.